Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of The Knot, Inc. for the registration of 3,671,526 shares of its common stock and to the incorporation by reference therein of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of The Knot, Inc., and the effectiveness of internal control over financial reporting of The Knot, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
March 12, 2010